Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-141117 on Form S-1 of our report dated July 11, 2006, except for the effects of the pending dispositions discussed in Note 5, the addition of the investments in affiliates disclosure in Note 18, and the segment realignment as to which the date is February 19, 2008, relating to the financial statements and financial statement schedule of Delphi Corporation (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company’s reorganization under chapter 11 and going concern assumptions), appearing in the Annual Report on Form10-K of Delphi Corporation for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the Prospectuses related to (1) 15,384,616 warrants exercisable to purchase Shares of Common Stock and 15,384,616 Shares of Common Stock Initially Issuable Upon Exercise of Such Warrants, and (2) Rights Offering for 21,680,996 Shares of Common Stock at an exercise price of $59.61 per full share and 41,026,309 Shares of Common Stock at an exercise price of $38.39 per full share, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Detroit, Michigan
March 10, 2008